Exhibit 10.31

AMENDMENT NO. 1

TO

ELECTRO SCIENTIFIC INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN

2008 Restatement

January 1, 2008

Electro Scientific Industries, Inc. an Oregon Corporation 13900 NW Science Park Drive Portland, OR 97229	Company

The 2008 Restatement of the Electro Scientific Industries, Inc. Deferred Compensation Plan is amended to provide for participation in the Plan by members of the Board of Directors of the Company, and to make clarifications and corrections to terms, as follows (new text is shown by underline and deleted text is shown by strikeout):

A.	Eligibility

2.1 * * *

2.2 Members of the Board of Directors of the Company (“Board Members”) shall be eligible to participate in the Plan.

2.~~2~~3 “Participant” means a Board Member, an Officer, or other eligible employee who has an account under the Plan or who has elected to defer compensation pursuant to Section 3 for any Plan Year.

2.~~3~~4 Participation shall continue until the individual has been paid all amounts in accordance with the Plan. An individual who ceases to be an Officer or Board Member, or an employee who the CEO or delegate determines is no longer eligible, shall continue to be a Participant, but shall not elect to defer additional amounts. Any election in effect while the individual is eligible shall remain in effect with respect to the entire Plan Year or with respect to a Bonus, as applicable.

B.	Deferral Election

3.1 A Board Member or ~~A~~an eligible employee may elect to participate for each Plan Year by completing a form prescribed by the Committee (a “Cash Deferral Election“), signing it and returning it to the Committee. The Cash Deferral Election provides for a deferral of Compensation under 3.2.

3.2 “Compensation” means the following, without regard for any deferral of ~~compensation~~ remuneration under the Plan:

(a) * * *

(b) * * *

(c) Directors’ fees (“Fees”) earned and payable in cash or in shares of stock of the Company (or both) within the Plan Year (except for usual administrative delay for payment in arrears).

3.3 A Cash Deferral Election shall specify the percentage of Salary, ~~or~~ Bonus, or Fees to be deferred, subject to the following restrictions:

(a) * * *

(b) * * *

(c) A deferral of Fees shall be a minimum of 10 percent and a maximum of 100 percent, unless the Board Member defers none of the Fees. If Fees for a period are payable in cash and shares, the same percentage must apply to the cash portion and to the share portion.

3.4 To be effective for a Plan Year, the Cash Deferral Election must be returned before a date established by the Committee and the following apply:

(a) The date for submitting a Cash Deferral Election for Salary or Fees shall be not later than the December 31 before the first day of the Plan Year, except as provided in (c).

(b) * * *

(c) An individual under 2.1 who first becomes an employee of an Employer during a Plan Year or an individual under 2.2 who first becomes a Board Member during a Plan Year may elect to participate for the remainder of the Plan Year by completing, signing, and returning to the Committee a Cash Deferral Election within 30 days after becoming an employee or a Board Member, and the following shall apply:~~.~~

(1) The Cash Deferral Election shall apply to the Participant’s elected percentage of Salary for the Plan Year earned after the end of the pay period in which the Cash Deferral Election is received by the Committee.

(2) The Cash Deferral Election shall apply to the Participant’s elected percentage of Fees for the Plan Year earned for service as a Board Member after the end of the quarter in which the Cash Deferral Election is received by the Committee.

(3) An individual who is a Participant or is eligible to defer Compensation or restricted stock units and then first becomes an employee or a Board Member during a Plan Year may not elect to defer Compensation payable for services in the Plan Year with respect to the new status as an employee or new status as a Board Member.

(d) * * *

(e) * * *

* * *

3.6 A Board Member or ~~A~~an eligible employee may elect to participate with respect to restricted stock units granted in a Plan Year by completing a form prescribed by the Committee (a “Stock Deferral Election”), signing it and returning it to the Committee. The Stock Deferral Election provides for the deferral of compensation under a restricted stock unit to a time later than the time the restricted stock unit vests or is otherwise payable.

* * *

3.7 A “restricted stock unit” means a restricted stock unit granted under the Company’s 2004 Stock Option Incentive Plan, subject to the following:

(a) A restricted stock unit ~~(“RSU”)~~ that is payable in a share of Company common stock (“Stock”), subject to vesting, is an “RSU.”

(b) * * *

3.9 * * *

(a) The Stock Deferral Election shall be irrevocable, and the date for submitting a Stock Deferral Election~~,~~ shall not be later than the December 31 before the first day of the Plan Year, except as provided in (b).

(b) An individual under 2.1 who first becomes an employee of an Employer during a Plan Year or an individual under 2.2 who first becomes a Board Member during a Plan Year may elect to defer restricted stock units granted in the Plan Year by completing, signing and returning to the Committee a Stock Deferral Election within 30 days after becoming an employee or Board Member, subject to (c) and the following:

(1) A Stock Deferral Election may not be returned on or after the date that restricted stock units are granted to the ~~participant~~ eligible individual in the Plan Year.

(2) A Participant who could attain a retirement age that would accelerate the vesting of an RSU or accelerate the determination of the multiplier or the delivery of shares under a PSRU is not eligible to elect deferral with respect to such restricted stock units under this provision, and any Stock Deferral Election returned shall be ineffective with respect to such restricted stock units.

(c) An individual who is a Participant or is eligible to defer Compensation or restricted stock units and then first becomes an employee or a Board Member during a Plan Year may not elect to defer restricted stock units awarded in the Plan Year with respect to the new status as an employee or new status as a Board Member.

3.10 Employer shall reduce the Participant’s Salary ~~and~~, Bonus and Fees by the amounts deferred under a cash deferral election and shall credit such amount to the Participant’s Account under section 4. * * *

3.11 Employer shall credit the number of shares of Stock specified under the Stock Deferral Election to the Participant’s Account under section 4. Employer shall adjust the number of phantom shares that are subject to a multiplier by application of the multiplier as provided in the related PSRU, except fractional shares remaining after aggregating the adjusted phantom shares shall be disregarded. The Participant shall not receive compensation with respect to RSUs or PRSUs covered by Stock Deferral Elections for income tax purposes upon the vesting of an RSU or the determination or application of a multiplier for a PRSU. The value of the shares of Stock reflected as phantom shares shall be treated as wages to Participants who are employees for purposes of FICA taxes as follows:

* * *

C.	Payment

6.1 Upon a Termination of the Participant and as provided in 6.5, ~~D~~deferred Salary and Bonus, and deferred Fees otherwise payable in cash, and related earnings credit based on the Participant’s Account shall be payable in cash.~~, and~~ Upon a Termination of the Participant and as provided in 6.5, phantom shares of Stock shall be payable in whole shares of Stock. ~~, upon a Termination of the Participant and as provided in 6.5 and~~ T~~t~~he following shall apply: * * *

D.	Unforeseeable Emergencies

8.2 * * *

(c) Deferrals of Salary and Fees shall cease for the remainder of the Plan Year.

E.	Other Clarifications and Corrections

4.2 The account of each Participant shall be adjusted by adding credit for deferrals under section 3 and credit for additional phantom shares of the Stock after application of a multiplier as provided in 3.11. Deferred shares of Stock under Section 3 shall be credited as whole phantom shares. Cash amounts shall be credited as soon as practicable after the date the amount would have been paid if not deferred. Deferred ~~S~~shares of ~~deferred~~ Stock shall be credited as soon as practicable after receipt of a stock deferral election whether or not the number of shares is subject to later adjustment because of determination of a multiplier. * * *

6.5 A Participant may elect with respect to deferrals of Compensation and shares of Stock under a restricted stock unit for any Plan Year to have all amounts deferred for the Plan Year, plus related earnings credit, paid in a Plan Year specified by the Participant. A Participant may make a separate election with respect to a deferral of Stock. The following shall apply:

* * *

6.6 Payment on account of Termination, including Retirement, may not start or be made to a Participant who is a “key employee” as defined in Section 416(i) of the Code, without regard to Section 416(i)(5) of the Code. Disability shall not be a Termination for purposes of this 6.6. The Committee may determine that a Participant is a key employee in the event of doubt or to avoid impractical efforts or expense to make an exact determination of key employees. A Participant shall have no claim, rights or remedy if the determination is not correct.

(a) If the Participant terminates service because of death or if the Participant dies before or within the six months, benefits shall be paid as soon as practicable after death, except as provided in 7.1~~(a)~~. * * *

(b) * * *

F.	Effective Dates and Special Provisions

Amendment No. 1 is generally effective January 1, 2008, except for provisions relating to eligibility of directors to participate.

Directors become eligible to participate effective May 15, 2008. For purposes of restricted stock units awarded to Board Members on or after May 15, 2008, individuals who are Board Members as of May 15, 2008 shall be treated under 3.9 of the Plan as first becoming a Board Member on May 15, 2008 and an election to defer the restricted stock units may be returned after the award of the units. The requirement under 3.9(b) to return the election within 30 days shall apply.

Company	ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:

Executed: , 2008